Exhibit 99.4

BERKSHIRE HATHAWAY ACQUISITION EMPLOYEE FAQ

1.	Why is Berkshire Hathaway acquiring PCC?
For a long time, Berkshire Hathaway has admired PCC’s position as a leader in our markets and our team’s consistent drive for high performance.

2.	After the acquisition closes, will PCC continue to operate as an independent company?
We expect operations to continue as before, headquartered in Portland under the leadership of Mark Donegan and our current management team.  Berkshire Hathaway has a history of empowering management teams to continue to drive their businesses independently.

3.	How does this acquisition affect our day-to-day responsibilities as PCC employees?
This acquisition is a clear validation of our employees’ skill and success.  Our style of management and daily focus will not change – you can expect business as usual in your facilities and a sustained focus on all of the factors that have driven our shared success over the last 60 years.

4.	Will there be any layoffs as a result of the acquisition?
There are no plans to reduce the number of employees because of the acquisition.   PCC’s goal is to grow our company through new and existing customers and investments in our business.   Just as we do today, as market conditions change the company will respond accordingly.

5.	Will there be changes to our pay or benefits?
We expect the pay and benefits package to remain similar to today.  PCC will continue to periodically review our total compensation package to recognize skill, performance, and to stay competitive in the market.

6.	How will this affect the Employee Stock Purchase Program?
The ESPP will continue to operate for existing participants until the acquisition closes.  As a result of the announcement of this acquisition, no new participants will be allowed to join the ESPP.   Similarly, existing participants will not be allowed to increase their contribution levels.

7.	Will employment and Human Resources policies change?
We do not anticipate any changes to current policies.

8.	Will union contracts be affected?
Union contracts will continue to be honored.

9.	Who should I contact with questions about the acquisition?
Direct any questions you may have to your HR Department.

10.	What should I do if I am contacted by the media or other outside parties?
Refer any reporter or outside party to your GM.   PCC has designated specific individuals to speak with the media.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Precision Castparts Corp. Precision Castparts Corp. plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed transaction. The proxy statement will contain important information about Berkshire Hathaway, Precision Castparts Corp., the proposed transaction and related matters. Additionally, Precision Castparts Corp. will file other relevant materials in connection with the proposed transaction pursuant to the terms of an Agreement and Plan of Merger by and among Berkshire Hathaway, NW Merger Sub, a wholly owned subsidiary of Berkshire Hathaway, and Precision Castparts Corp. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC by Precision Castparts Corp. through the web site maintained by the SEC at www.sec.gov or by phone, email or written request by contacting Precision Castparts Corp. at the following:

Precision Castparts Corp.
Attention: Investor Relations
4650 SW Macadam Ave
Portland OR 97239
503-946-4700
Investor_relations@precastcorp.com

Participants in Solicitation

Precision Castparts Corp. and its directors, executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from shareholders of Precision Castparts Corp. in favor of the proposed transaction. Information about Precision Castparts Corp.’s directors and executive officers is set forth in Precision Castparts Corp.’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on July 2, 2015, and its Annual Report on Form 10-K for the fiscal year ended March 29, 2015, which was filed with the SEC on May 28, 2015. Information concerning the interests of Precision Castparts Corp.’s participants in the solicitation, which may, in some cases, be different than those of Precision Castparts Corp.’s shareholders generally, is set forth in the materials filed by Precision Castparts Corp. with the SEC, and will be set forth in the Proxy Statement relating to the proposed transaction when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits and synergies of the proposed transaction, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of Precision Castparts Corp. constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets,” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory approval without conditions, the ability to obtain shareholder approval, and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; and the other factors and financial, operational and legal risks or uncertainties described in Precision Castparts Corp.’s Annual Report on Form 10-K for the year ended March 29, 2015. Berkshire Hathaway and Precision Castparts Corp. disclaim any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

In addition, please refer to the documents that Precision Castparts Corp. files with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Precision Castparts Corp.’s operational and other results to differ materially from those contained in the forward-looking statements set forth in this document.